July 30, 2021                                         Exhibit 99.1

Park National Corporation welcomes Dr. Frederic Bertley
to board of directors

NEWARK, Ohio – Park National Corporation (NYSE American: PRK) (Park) announced today that its board of directors has elected Dr. Frederic Bertley to serve as a director, effective September 1, 2021. Dr. Bertley will also join the board of directors of Park’s banking subsidiary, The Park National Bank, effective on the same date.

“We are delighted to welcome a consummate leader such as Dr. Bertley to the Park organization. He combines a formidable intellect with a passion for service, to great effect,” Park Chairman and Chief Executive Officer David Trautman said. “We are energized by the opportunities that lie ahead, and we are eager to add Dr. Bertley’s voice to our collective chorus as we seek ways to serve our colleagues, customers, and communities more.”
Dr. Bertley is the president and chief executive officer of the Center of Science and Industry (COSI) in Columbus, Ohio. Dr. Bertley is shepherding the leading Central Ohio science center to its next great iteration in a legacy of successful science center history. In his role at COSI, he is described as a scientist, scholar, and evangelist for innovative thinking, ideation and challenging the status quo.
“Park National is built upon core values that resonate deeply with me personally and professionally,” Dr. Bertley said. “I admire Park associates’ dedication to seeing and respecting people as the unique individuals they are, embracing opportunities to take responsibility and lead for the betterment of the communities they serve, and working to make financial services more understandable so that all can thrive. The ethic of community amelioration is demonstrably ever present in Park National’s DNA as it is in mine. I am humbled to serve in this new capacity.”

“Dr. Bertley brings an extraordinary perspective to our organization, with his superior blend of innovation, strategic thinking and genuine fervor for serving all communities,” said Donna Alvarado, chair of the nominating and corporate governance committee for Park’s board of directors. “His expertise and leadership experience will further enrich our group of directors and help us continue to guide the organization in the best direction for ongoing long-term success.”

Prior to beginning his leadership at COSI in 2017, Dr. Bertley was the senior vice president for Science and Education at the renowned Franklin Institute in Philadelphia. After earning a bachelor’s degree and Ph.D. from McGill University, Dr. Bertley worked internationally in preventative medicine and basic vaccines in Haiti, The Sudan and the Canadian Arctic. He also joined a vaccine research group at Harvard Medical School focusing on the development of DNA vaccines for HIV/AIDS.

Dr. Bertley’s current community involvement includes serving on the boards of the Columbus Regional Airport Authority, the National Veterans Memorial and Museum, Experience Columbus, the Association of Science and Technology Centers and the American Alliance of Museums. He has received numerous honors for his work, and has been a keynote and invited speaker at several institutions, including The United Nations, The White House and the National Academy of Science.

Dr. Bertley will serve in the class of directors whose terms expire on the date of Park’s annual shareholder meeting in 2022. Park’s board has 13 directors, plus one director emeritus.

Headquartered in Newark, Ohio, Park National Bank had $9.9 billion in total assets (as of June 30, 2021). Founded in 1908, it offers a full range of financial services in Ohio, Kentucky, and the Carolinas. The bank consistently earns high marks and awards for its service, community leadership, and financial performance.

Media contact: Bethany Lewis, VP Marketing & Communication, 740.349.0421, bethany.lewis@parknationalbank.com
Park National Corporation, 50 N. Third Street, Newark, Ohio 43055
                          parknationalbank.com